Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Brad Carmony 901-568-3088 bcarmony@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports First Quarter 2020 Results

•Net income of $161.0 million ($0.79 per diluted common share) for the first quarter of 2020; after-tax adjusted operating income was $274.1 million ($1.35 per diluted common share).
•Strong balance sheet and liquidity with holding company cash of $1.0 billion; weighted average risk-based capital ratio of approximately 365 percent; and after-tax adjusted operating statutory income of $326.1 million for the first quarter of 2020.
•State of Maine regulator requiring additional statutory funding for long-term care to be phased in over seven years; initial year-end 2020 funding estimated to be between $200 million and $250 million.
•The Company has suspended its current share repurchase authorization and will not repurchase shares in 2020. The Company intends to continue to pay its common stock dividend at the current rate.
•The Company is suspending its financial guidance for the remainder of 2020 due to the uncertain economic environment caused by the COVID-19 pandemic.
CHATTANOOGA, Tenn. (May 4, 2020) - Unum Group (NYSE: UNM) today reported net income of $161.0 million ($0.79 per diluted common share) for the first quarter of 2020, compared to net income of $280.9 million ($1.31 per diluted common share) for the first quarter of 2019.
Included in net income are net after-tax realized investment gains and losses on the Company’s investment portfolio. The Company reported a net after-tax realized investment loss of $113.1 million ($0.56 per diluted common share) in the first quarter of 2020, compared to a net after-tax realized investment gain on the Company's investment portfolio of $0.6 million ($— per diluted common share) in the first quarter of 2019. Excluding the items above, after-tax adjusted operating income was $274.1 million ($1.35 per diluted common share) in the first quarter of 2020, compared to $280.3 million ($1.31 per diluted common share) in the first quarter of 2019.
In connection with a financial examination of its Maine domiciled Unum Life Insurance Company of America (“Unum America”) subsidiary, which is expected to close at the end of the second quarter, the Maine Bureau of Insurance (the “MBOI”) has concluded that Unum America’s long-term care statutory reserves are deficient by $2.1 billion as of December 31, 2018. As permitted by the MBOI, Unum America will phase in the additional statutory reserves over seven years beginning with year-end 2020 and ending with year-end 2026. The 2020 phase-in amount is

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

estimated to be between $200 million and $250 million. This strengthening will be accomplished by our actuaries incorporating explicitly agreed upon margins into our existing assumptions for annual statutory reserve adequacy testing. These actions will add margin to Unum America’s best estimate assumptions. The Company plans to fund the additional statutory reserves with expected cash flows. The Company’s long-term care reserves and financial results reported under generally accepted accounting principles are not affected by the MBOI’s examination conclusion.
On March 11, 2020, the World Health Organization identified the spread of COVID-19 as a pandemic. COVID-19 has caused significant disruption to the global economy and has unfavorably impacted our company as well as the overall insurance industry. Due to the unprecedented nature of these events and the current pace of change in this environment, we cannot fully estimate the ultimate impact of the COVID-19 pandemic at this time. We are closely monitoring several key factors related to our business that have and may continue to have adverse impacts.
“While our first quarter results were solid, the emergence of the COVID-19 pandemic and resulting economic contraction have created uncertainty for both businesses and individuals worldwide. The current environment reinforces the importance of our corporate purpose, helping the working world thrive throughout life’s moments, and we will remain focused on providing excellent service to people in their time of need," said Richard P. McKenney, president and chief executive officer. "Our resilient franchise, with its strong capital and liquidity position, has weathered numerous economic and business cycles successfully in the past, and we have a well-developed road map for managing through these times. The resolution we reached with the Maine Bureau of Insurance regarding funding the long-term care business will build additional margin over our best estimates and should reduce market uncertainty over the block. With our dedicated people and excellent brands and strong reputation in the benefits marketplace, we will continue to invest in our operations and expand into new areas where we can best leverage our expertise and capabilities to capture growth opportunities as the economy begins to recover.”
RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported adjusted operating income of $261.8 million in the first quarter of 2020, an increase of 3.8 percent from $252.3 million in the first quarter of 2019. Premium income for the segment increased 1.7 percent to $1,527.7 million in the first quarter of 2020, compared to premium income of $1,501.9 million in the first quarter of 2019. Net investment income for the segment decreased 1.4 percent to $179.6 million in the first quarter of 2020, compared to $182.1 million in the first quarter of 2019.
Within the Unum US operating segment, the group disability line of business reported a 7.6 percent decrease in adjusted operating income to $76.3 million in the first quarter of 2020, compared to $82.6 million in

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

the first quarter of 2019. Premium income for the group disability line of business increased 3.8 percent to $666.2 million in the first quarter of 2020, compared to $641.6 million in the first quarter of 2019, driven by growth in the in-force block resulting from higher prior period sales, partially offset by lower persistency. Net investment income decreased 6.6 percent to $93.4 million in the first quarter of 2020, compared to $100.0 million in the first quarter of 2019, driven by a decline in yield on invested assets, lower miscellaneous investment income, and a decrease in the level of invested assets. The benefit ratio for the first quarter of 2020 was 73.2 percent, compared to 74.7 percent in the first quarter of 2019, due primarily to favorable claim recovery experience in our group long-term disability product line, partially offset by higher claims incidence in both our group long-term and short-term disability product lines. Group long-term disability sales were $31.4 million in the first quarter of 2020, a decrease of 14.9 percent from $36.9 million in the first quarter of 2019. Group short-term disability sales were $14.2 million in the first quarter of 2020, compared to $20.9 million in the first quarter of 2019. Persistency in the group long-term disability product line was 90.6 percent in the first quarter of 2020, compared to 90.9 percent in the first quarter of 2019. Persistency in the group short-term disability product line was 86.1 percent in the first quarter of 2020, compared to 90.5 percent in the first quarter of 2019.
The group life and accidental death and dismemberment line of business reported adjusted operating income of $70.4 million in the first quarter of 2020, an increase of 4.5 percent from $67.4 million in the first quarter of 2019. Premium income for this line of business was $456.2 million in the first quarter of 2020, which was generally consistent with the $455.4 million in the first quarter of 2019, with growth in the in-force block resulting from prior period sales growth mostly offset by lower persistency. Net investment income was $25.7 million in the first quarter of 2020, which was generally consistent with the $25.6 million in the first quarter of 2019, due primarily to a higher level of invested assets and higher miscellaneous investment income, mostly offset by a decline in yield on invested assets. The benefit ratio in the first quarter of 2020 was 70.6 percent, compared to 70.9 percent in the first quarter of 2019, due primarily to lower claims incidence in the group accidental death and dismemberment product line. Sales of group life and accidental death and dismemberment products decreased 30.8 percent in the first quarter of 2020 to $28.1 million, compared to $40.6 million in the first quarter of 2019. Persistency in the group life product line was 88.4 percent in the first quarter of 2020, compared to 91.0 percent in the first quarter of 2019. Persistency in the accidental death and dismemberment product line was 87.9 percent in the first quarter of 2020, compared to 90.3 percent in the first quarter of 2019.
The supplemental and voluntary line of business reported an increase of 12.5 percent in adjusted operating income to $115.1 million in the first quarter of 2020, compared to $102.3 million in the first quarter of 2019. Premium income for the supplemental and voluntary line of business was $405.3 million in the first quarter of 2020, which was generally consistent with $404.9 million in the first quarter of 2019, with growth in the dental and vision product line mostly offset by lower persistency in all product lines. Net investment income increased 7.1 percent to $60.5 million in the first quarter of 2020, compared to $56.5 million in the first quarter of 2019, due to a higher level of invested assets and higher miscellaneous investment income, partially offset by a decline in yield on invested assets. The benefit ratio for the individual disability product line was

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

52.1 percent for the first quarter of 2020, compared to 49.9 percent for the first quarter of 2019, due to higher claims incidence. The benefit ratio for the voluntary benefits product line was 32.7 percent in the first quarter of 2020, compared to 35.4 percent for the first quarter of 2019, due primarily to the release of active life reserves resulting from a higher level of terminations. The benefit ratio for the dental and vision product line was 65.1 percent for the first quarter of 2020, compared to 67.7 percent for the first quarter of 2019, driven by lower claims incidence. Relative to the first quarter of 2019, sales in the individual disability product line increased 50.3 percent in the first quarter of 2020 to $22.7 million. Sales in the voluntary benefits product line declined 15.6 percent in the first quarter of 2020 to $128.6 million. Sales in the dental and vision product line totaled $10.8 million for the first quarter of 2020, a decrease of 13.6 percent compared to the first quarter of 2019. Persistency in the individual disability product line was 88.9 percent in the first quarter of 2020, compared to 90.3 percent in the first quarter of 2019. Persistency in the voluntary benefits product line was 72.4 percent in the first quarter of 2020, compared to 73.0 percent in the first quarter of 2019. Persistency in the dental and vision product line was 81.9 percent in the first quarter of 2020, compared to 84.3 percent in the first quarter of 2019.
Unum International
The Unum International segment reported adjusted operating income of $19.4 million in the first quarter of 2020, a decrease of 33.3 percent from $29.1 million in the first quarter of 2019. Premium income increased 6.9 percent to $164.6 million in the first quarter of 2020, compared to $154.0 million in the first quarter of 2019. Net investment income increased 6.9 percent to $26.5 million in the first quarter of 2020, compared to $24.8 million in the first quarter of 2019. Sales increased 5.8 percent to $23.9 million in the first quarter of 2020, compared to $22.6 million in the first quarter of 2019.
The Unum UK line of business reported adjusted operating income, in local currency, of £13.7 million in the first quarter of 2020, a decrease of 36.6 percent from £21.6 million in the first quarter of 2019. Premium income was £113.8 million in the first quarter of 2020, an increase of 8.4 percent from £105.0 million in the first quarter of 2019, driven by sales growth, higher overall persistency, and the impact of rate increases in the group long-term disability product line. Net investment income was £19.3 million in the first quarter of 2020, an increase of 8.4 percent from £17.8 million in the first quarter of 2019, due to higher investment income from inflation index-linked bonds, which we invest in to support the claim reserves associated with certain of our group policies that provide for inflation-linked increases in benefits, and higher miscellaneous income, partially offset by a decline in the yield on fixed-rate bonds. The benefit ratio in the first quarter of 2020 was 80.5 percent, compared to 70.2 percent in the first quarter of 2019, due to higher claims incidence in the group critical illness product line and lower claim resolutions in the group long-term disability product line due to disruption in our claims processes related to COVID-19. Also contributing to the unfavorable experience was higher inflation-linked increases in benefits related to our group products. Sales increased 12.2 percent to £16.5 million in the first quarter of 2020, compared to £14.7 million in the first quarter of 2019. Persistency in the group long-term disability product line was 90.1 percent in the first quarter of 2020, compared to 89.3 percent in the first quarter of 2019. Persistency in the group life product line was 86.3 percent in the first quarter of 2020,

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

compared to 85.7 percent in the first quarter of 2019. Persistency in the supplemental product line was 91.2 percent in the first quarter of 2020, compared to 91.5 percent in the first quarter of 2019.
Colonial Life Segment
Colonial Life reported a 4.8 percent decrease in adjusted operating income to $81.1 million in the first quarter of 2020, compared to $85.2 million in the first quarter of 2019. Premium income increased 3.7 percent to $434.7 million in the first quarter of 2020, compared to $419.3 million in the first quarter of 2019, driven primarily by growth in the in-force block resulting from prior period sales growth, offset partially by lower persistency. Net investment income increased 2.2 percent to $37.7 million in the first quarter of 2020, compared to $36.9 million in the first quarter of 2019, due to an increase in the level of invested assets and higher miscellaneous investment income, partially offset by a decline in the yield on invested assets. The benefit ratio was 52.4 percent in the first quarter of 2020, compared to 51.1 percent in the first quarter of 2019, with unfavorable experience in the accident, sickness, and disability line of business partially offset by favorable experience in the cancer and critical illness and life product lines.
Sales decreased 8.7 percent to $99.3 million in the first quarter of 2020, compared to $108.8 million in the first quarter of 2019. Persistency in Colonial Life was 76.8 percent in the first quarter of 2020, compared to 77.3 percent in the first quarter of 2019.
Closed Block Segment
The Closed Block segment reported adjusted operating income of $29.7 million in the first quarter of 2020, compared to $31.0 million in the first quarter of 2019. Premium income for this segment declined 7.2 percent in the first quarter of 2020, compared to the first quarter of 2019, due to a one-time reinsurance cost related to a small block of policies and continued policy terminations and maturities in the individual disability line of business, partially offset by premium rate increases on certain in-force business in the long-term care line of business. Net investment income decreased 3.0 percent to $336.1 million in the first quarter of 2020, compared to $346.6 million in the first quarter of 2019, due to a decrease in yield on invested assets driven primarily by losses on certain of our perpetual preferred securities, partially offset by an increase in the level of invested assets and higher miscellaneous investment income. The interest adjusted loss ratio for the long-term care line of business was 81.0 percent in the first quarter of 2020, compared to an interest adjusted loss ratio of 88.5 percent in the first quarter of 2019, driven primarily by higher claimant mortality. The interest adjusted loss ratio for long-term care for the rolling twelve months ended March 31, 2020 was 86.2 percent which remains within our expected range. The interest adjusted loss ratio for the individual disability line of business was 84.5 percent in the first quarter of 2020, compared to 80.1 percent in the first quarter of 2019, driven primarily by the impact of the one-time reinsurance cost as previously discussed.
Corporate Segment
The Corporate segment reported an adjusted operating loss of $45.9 million in the first quarter of 2020, compared to an adjusted operating loss of $45.4 million in the first quarter of 2019.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 203.4 million for the first quarter of 2020, compared to 214.4 million for the first quarter of 2019. Shares outstanding totaled 203.3 million at March 31, 2020. The Company did not repurchase shares during the first quarter of 2020 and will not repurchase shares in the remainder of 2020.
Capital Management
At March 31, 2020, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 365 percent, and cash and marketable securities in the holding companies equaled $1,025 million.
The Company intends to continue to pay its common stock dividend at the current rate.
Book Value
Book value per common share as of March 31, 2020 was $48.21, compared to $42.68 at March 31, 2019.
Outlook
Due to the uncertain economic environment caused by the COVID-19 pandemic, the Company is suspending its financial guidance for the remainder of 2020.

NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals. We

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

exclude these items as we believe them to be infrequent or unusual in nature, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Tuesday, May 5, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 458-4121 for U.S. and Canada (pass code 8211562). For international, the dial-in number is (323) 794-2093 (pass code 8211562). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Tuesday, May 12 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 8211562.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement and supplemental slide presentation for the first quarter of 2020 are available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $12.0 billion in 2019 and provided $7.5 billion in benefits.
For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

SAFE HARBOR STATEMENT
Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about the amount and source of anticipated funding for long-term care statutory reserves and expectations for future shareholder dividends, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of the COVID-19 pandemic on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (14) ability to generate sufficient internal liquidity and/or obtain external financing; (15) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (16) effectiveness of our risk management program; (17) contingencies and the level and results of litigation; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) fluctuation in foreign currency exchange rates; and (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2019, as updated or supplemented from time to time in subsequent filings. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2020	2019
Revenue
Premium Income	$2,371.4	$2,338.7
Net Investment Income	585.0	594.7
Net Realized Investment Gain (Loss)	(144.0)	1.1
Other Income	58.7	53.1
Total Revenue	2,871.1	2,987.6

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,854.8	1,840.8
Commissions	279.2	290.1
Interest and Debt Expense	45.7	42.1
Deferral of Acquisition Costs	(162.0)	(173.7)
Amortization of Deferred Acquisition Costs	176.2	170.6
Other Expenses	475.1	464.4
Total Benefits and Expenses	2,669.0	2,634.3

Income Before Income Tax	202.1	353.3
Income Tax Expense	41.1	72.4

Net Income	$161.0	$280.9

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.79	$1.31
Assuming Dilution	$0.79	$1.31

Weighted Average Common Shares - Basic (000s)	203,306.0	214,297.1
Weighted Average Common Shares - Assuming Dilution (000s)	203,355.7	214,429.7
Outstanding Shares - (000s)	203,325.1	212,290.3

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2020		2019
	(in millions)	per share *	(in millions)	per share *
Net Income	$161.0	$0.79	$280.9	$1.31
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $(30.9); $0.5)	(113.1)	(0.56)	0.6	—
After-tax Adjusted Operating Income	$274.1	$1.35	$280.3	$1.31

* Assuming Dilution

	March 31
	2020		2019
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,803.1	$48.21	$9,060.5	$42.68
Excluding:
Net Unrealized Gain (Loss) on Securities	395.3	1.94	(0.1)	—
Net Gain on Hedges	210.6	1.04	230.1	1.08
Subtotal	9,197.2	45.23	8,830.5	41.60
Excluding:
Foreign Currency Translation Adjustment	(345.2)	(1.70)	(287.9)	(1.36)
Subtotal	9,542.4	46.93	9,118.4	42.96
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(477.8)	(2.35)	(444.4)	(2.09)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$10,020.2	$49.28	$9,562.8	$45.05

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10